FOR IMMEDIATE RELEASE

August 6, 2008

For further information contact:

Craig Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP.

REPORTS FOURTH QUARTER 2008 OPERATING RESULTS

Fairfield, New Jersey, August 6, 2008 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended June 30, 2008 of $825,000, or $0.01 per diluted share. The results represent a decrease of $1.8 million compared to net income of $2.7 million, or $0.04 per diluted share, for the quarter ended March 31, 2008 and an increase of $606,000 compared to net income of $219,000 for the quarter ended June 30, 2007. Management attributes the decrease in net income between linked quarters primarily to a loss on impairment of securities during the most recent quarter and a tax benefit recognized during the linked quarter. The increase in net income year-over-year resulted from an increase in net interest income, a decrease in non-interest expense and a decrease in the provision for loan losses, partially offset by an increase in income taxes and a loss on impairment of securities. The Bank recognized a non-cash after-tax charge to earnings of $659,000 (or $0.01 per diluted share) as a result of other-than-temporary impairment during the quarter ended June 30, 2008 in the value of a mutual fund investing primarily in short-term agency and private label mortgage-backed securities. Income before taxes was lower on a linked quarter basis, but would have exceeded the prior quarter’s results absent the loss on impairment of securities.

Net income for the year ended June 30, 2008 was $5.9 million, or $0.09 per diluted share, an increase of $4.0 million from $1.9 million, or $0.03 per diluted share, for the year ended June 30, 2007. Management attributes the increase in net income primarily to a decrease in non-interest expense as well as an increase in net interest income, a decrease in the provision for loan losses and an increase in non-interest income, partially offset by an increase in income taxes and the loss on impairment of securities.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 28 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At June 30, 2008, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $2.08 billion, $1.38 billion and $471.4 million, respectively.

The following is an overview of the Company’s financial results for the quarter ended June 30, 2008:

Net Interest Income

Net interest income during the quarter ended June 30, 2008 was $12.2 million, an increase of $582,000 or 5.0%, compared to net interest income of $11.6 million during the quarter ended March 31, 2008 and an increase of $1.2 million or 10.9%, compared to net interest income of

$11.0 million during the quarter ended June 30, 2007. The Company’s net interest margin during the quarter ended June 30, 2008 was 2.54%, compared to 2.47% during the quarter ended March 31, 2008 and 2.39% during the quarter ended June 30, 2007. The increase in net interest income between linked quarters resulted from an increase in interest income as well as a decrease in interest expense. Interest income increased due primarily to the redeployment of cash and cash equivalents in higher yielding loans receivable and mortgage-backed securities. Interest expense decreased due primarily to a decrease in the cost of deposits precipitated by the 325 basis point reduction in the federal funds rate since September 2007. The increase in net interest income year-over-year resulted from an increase in interest income as well as a decrease in interest expense.

Interest income increased $235,000 or 1.0%, to $24.8 million during the current quarter compared to $24.6 million during the linked quarter and increased $757,000 or 3.1%, compared to $24.0 million during the quarter ended June 30, 2007. Interest expense decreased $347,000 or 2.7%, from $12.9 million during the quarter ended March 31, 2008 to $12.6 million during the quarter ended June 30, 2008. Year-over-year, interest expense decreased $469,000 or 3.6%, from $13.1 million during the quarter ended June 30, 2007.

Interest income from loans increased $203,000 to $14.1 million during the current quarter compared to $13.9 million during the linked quarter and increased $2.2 million from $11.9 million during the quarter ended June 30, 2007. Interest income increased between linked quarters due to an increase in average loans receivable, partially offset by a decrease in average yield. The increase in interest income year-over-year resulted from an increase in average loans receivable while the average yield remained unchanged. During the quarter ended June 30, 2008 average loans receivable were $982.4 million with a yield of 5.74%. By comparison, during the quarters ended March 31, 2008 and June 30, 2007 average loans receivable were $961.4 million and $831.1 million, respectively, with yields of 5.79% and 5.74%, respectively. Average loans receivable increased between linked quarters due primarily to a substantial increase in residential loan originations and purchases. The average yield slipped due to a decline in commercial real estate loan originations, which traditionally provide a better return than residential mortgages.

Interest income from mortgage-backed securities increased $657,000 to $9.3 million during the quarter ended June 30, 2008 from $8.7 million during the quarter ended March 31, 2008, and increased $1.3 million from $8.0 million during the quarter ended June 30, 2007. The increase in interest income between linked quarters resulted from an increase in average mortgage-backed securities while the average yield remained virtually unchanged. Year-over-year, the increase resulted from increases in both average mortgage-backed securities and average yield. During the quarter ended June 30, 2008 average mortgage-backed securities were $746.8 million with a yield of 4.99%. By comparison, during the quarters ended March 31, 2008 and June 30, 2007 average mortgage-backed securities were $693.8 million and $666.5 million, respectively, with yields of 5.00% and 4.82%, respectively. The increase in the average balance was attributed to mortgage-backed securities purchased late in the linked quarter when management sought to supplement loan originations, which were languishing due to the stagnant real estate market. Though the average yield was virtually unchanged between linked quarters, the trend has been generally upward due to rate adjustments on pass-through certificates containing adjustable rate mortgages and higher coupons on securities purchased since the year-ago quarter.

Interest income from non-mortgage-backed securities and other interest-earning assets, primarily cash and cash equivalents, decreased $625,000 to $1.4 million during the quarter ended June 30, 2008 compared to $2.0 million during the quarter ended March 31, 2008 and decreased $2.7 million from $4.1 million during the quarter ended June 30, 2007. The decrease in interest income between linked quarters and year-over-year is attributed to decreases in both average balances and average yield. During the quarter ended June 30, 2008 average securities and other interest-earning assets were $191.8 million with a yield of 2.83%. By comparison, during the quarters ended March 31, 2008 and June 30, 2007 average securities and other interest-earning assets were $226.0 million and $339.1 million, respectively, with yields of 3.51% and 4.81%, respectively. During the comparative periods, redeployment of cash and cash equivalents into loans and mortgage-backed securities resulted in declining average balances while the decrease in the federal funds rate negatively impacted the average yield on both income categories.

Interest expense from deposits decreased $216,000 to $10.4 million during the quarter ended June 30, 2008 from $10.6 million during the quarter ended March 31, 2008 and decreased $2.0 million compared to $12.4 million during the quarter ended June 30, 2007. The decrease in interest expense from deposits between linked quarters resulted from a decrease in the average cost of interest-bearing deposits, partially offset by an increase in average interest-bearing deposits. Year-over-year, the decrease in interest expense resulted from decreases in both average interest-bearing deposits and their average cost. During the quarter ended June 30, 2008 average interest-bearing deposits were $1.32 billion with an average cost of 3.16%. By comparison, during the quarters ended March 31, 2008 and June 30, 2007 average interest-bearing deposits were $1.27 billion and $1.40 billion, respectively, with average costs of 3.34% and 3.53%, respectively. The Bank continues to be liability sensitive with a considerable percentage of its certificates of deposit re-pricing within one year. Absent a significant increase in the federal funds rate, management expects further reductions in the Bank’s cost of deposits to the extent maturing certificates of deposit re-price lower.

Interest expense attributed to Federal Home Loan Bank advances decreased $131,000 to $2.2 million during the quarter ended June 30, 2008 compared to $2.3 million during the quarter ended March 31, 2008 and increased $1.5 million from $705,000 during the quarter ended June 30, 2007. The decrease in interest expense between linked quarters resulted from decreases in both average advances and their average cost. Year-over-year, the increase in interest expense resulted from an increase in average advances, partially offset by a lower average cost of borrowing. During the quarter ended June 30, 2008 average advances were $218.0 million with an average cost of 3.97%. By comparison, during the quarters ended March 31, 2008 and June 30, 2007 average advances were $227.3 million and $51.5 million, respectively, with average costs of 4.04% and 5.48%, respectively. The Bank borrowed $100.0 million during the quarter ended September 30, 2007 and an additional $100.0 million during the quarter ended December 31, 2007 to replenish liquidity diminished by loan originations and deposit outflows. The advances were considered to be a cheaper funding source compared to certificates of deposit and served to significantly lower the cost of borrowings.

Non-interest Income

Non-interest income attributed to fees, service charges and miscellaneous income decreased $18,000 or 2.7%, to $657,000 during the quarter ended June 30, 2008 compared to $675,000 during the quarter ended March 31, 2008 and decreased $9,000 or 1.4%, from $666,000 during the quarter ended June 30, 2007. The decrease in non-interest income between linked quarters and year-over-year resulted primarily from lower loan fees and fee income from retail operations.

There was no gain or loss on sale of securities during the quarter ended June 30, 2008 compared to a loss of $5,000 and no gain or loss recorded during the quarters ended March 31, 2008 and June 30, 2007, respectively.

During the quarter ended June 30, 2008, the Company took a non-cash pre-tax charge to earnings of approximately $659,000 as a result of an other-than-temporary impairment in the value of its $8.4 million holding in the AMF Ultra Short Mortgage Fund, a mutual fund investing primarily in agency and private label mortgage-backed securities with short durations. The credit crisis and problems in the real estate market have negatively impacted the market value of certain mortgage-related securities in the fund’s portfolio resulting in a continuing decline in the net asset value of this fund. The fund’s manager instituted a temporary prohibition against cash redemptions to protect shareholders against the possibility that the fund might be forced to liquidate securities at distressed price levels to satisfy redemption requests. These factors, current accounting rules and associated SEC guidance contributed to management’s determination that the impairment was other-than-temporary.

Due to a continuing decline in the net asset value of the fund, management decided in July to withdraw its investment in the fund by invoking a redemption-in-kind option available to shareholders. The shares redeemed for cash and shares redeemed for the underlying securities (redemption-in-kind) will be written down to fair value as of the trade date resulting in an additional pre-tax charge to earnings of approximately $415,000 during the quarter ending September 30, 2008. Since the securities will be carried at a significant discount to face value, management anticipates that the $1.1 million charge in aggregate will be partially recovered as payments from the mortgage-backed securities are received each month. Withdrawal from the fund will also eliminate the 45 basis point management fee.

Non-interest Expense

Non-interest expense increased $339,000 or 3.4%, to $10.4 million during the quarter ended June 30, 2008 from $10.1 million during the quarter ended March 31, 2008 and decreased $848,000 or 7.6%, compared to $11.2 million during the quarter ended June 30, 2007.

The increase in non-interest expense between the quarters ended June 30, 2008 and March 31, 2008, was primarily the result of an increase in salaries and employee benefits as well as smaller increases in equipment expense and advertising expense, partially offset by a decrease in net occupancy expense of premises.

Salaries and employee benefits increased $283,000 to $6.3 million between linked quarters. Benefits expense increased $280,000 due primarily to a non-recurring dividend of $253,000 received during the linked quarter from the Bank’s health insurer based on the ratio of earned premiums to premiums paid during a prior year. Compensation expense increased $44,000 due primarily to $33,000 in overtime paid to personnel involved in reconciling differences resulting from system problems at the Bank’s data processing provider. The Bank expects to be reimbursed by the service provider for this expense. Partially offsetting these increases were decreases of $41,000 in aggregate, which resulted from a decrease in Employee Stock Ownership Plan (ESOP) expense due to a decrease in the average market price of the Company’s common stock and a decrease in payroll taxes expense due to having reached statutory limits on unemployment and disability contributions for most employees.

Equipment expense and advertising expense increased $40,000 to $1.1 million and $80,000 to $266,000, respectively, between linked quarters. Increases attributed to improving network communications and higher costs associated with the Bank’s core processor were primarily responsible for the increase in equipment expense. Advertising expense increased due primarily to marketing costs associated with promoting recently opened retail branches in Brick Township and Lakewood, New Jersey. Net occupancy expense of premises decreased $48,000 to $953,000 between linked quarters due primarily to the absence of winter season costs during the current quarter.

The $848,000 decrease in non-interest expense during the quarter ended June 30, 2008 compared to the quarter ended June 30, 2007 resulted primarily from a decrease in salaries and employee benefits expense of $612,000, which for the most part was due to freezing the Bank’s defined benefit plan in July 2007 and lower ESOP expense as explained above. Decreases in equipment expense, advertising expense and amortization of intangible assets totaled $363,000 in aggregate partially offset by increases in net occupancy expense of premises and miscellaneous expense, which totaled $123,000 in aggregate.

Provision for Income Taxes

The provision for income taxes during the quarter ended June 30, 2008 was an income tax expense of $957,000 compared to income tax benefits of $462,000 and $36,000 during the quarters ended March 31, 2008 and June 30, 2007, respectively. With respect to the loss on impairment of securities, the Company and the Bank have eligible capital gains for federal and state income tax purposes, respectively, to partially offset a capital loss. However, due to the temporary prohibition against redemptions, management determined that a capital loss might not be realized within the carry-back period; therefore, a valuation allowance was recorded during the quarter ended June 30, 2008 against the related other-than-temporary impairment deferred tax asset, offsetting the tax benefit and resulting in an after-tax charge to earnings equal to the pre-tax charge of approximately $659,000. Having subsequently invoked the redemption-in-kind provision in July, however, both the Company and the Bank are now positioned to recognize benefits for federal and state income tax purposes during the quarter ending September 30, 2008. The pre-tax impairment charges of $659,000 recorded during the quarter ended June 30, 2008 and $415,000 resulting from the redemption-in-kind in July became, upon the redemption-in-kind, subject to income tax benefits of approximately $140,000 and $25,000, respectively.

During the linked quarter, the Bank recognized a $1.2 million income tax benefit attributable to the reversal of a previously established deferred tax asset valuation allowance, as management determined that it was more likely than not that the benefit to be derived from utilization of a state net operating loss carry-forward will be realized due to the dissolution of the Bank’s New Jersey investment subsidiary, which occurred in June, stopping further increases in the Bank’s state net operating loss and allowing the Bank to generate sufficient state taxable income to utilize existing net operating loss carry-forwards in their entirety.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-bearing deposits in other banks, decreased $18.1 million to $131.7 million at June 30, 2008, from $149.8 million at March 31, 2008. The 325 basis point reduction in the federal funds rate beginning in September 2007 has had a negative effect on interest income derived from cash and cash equivalents prompting management to redeploy cash and cash equivalents into primarily loan originations and purchases during this quarter and purchases of mortgage-backed securities during the linked quarter.

Loans and Asset Quality

Loans receivable, net of deferred fees and costs and the allowance for loan losses, increased $74.5 million to $1.02 billion at June 30, 2008 from $947.2 million at March 31, 2008. The increase in net loans receivable continued a trend of steady increases in recent quarters, which was temporarily interrupted during the linked quarter due to a decrease in loan originations and purchases resulting from a decline in borrower demand attributed to a slowing economy. Total loans increased $74.2 million to $1.03 billion at June 30, 2008 from $952.3 million at March 31, 2008. The most significant activity occurred in the one-to-four family first mortgage category, which increased $70.6 million between March 31 and June 30, 2008. Also increasing between linked quarters were home equity mortgages and commercial business loans, with increases of $3.3 million and $1.5 million, respectively. Partially offsetting the increases were decreases in nonresidential mortgages, multi-family mortgages, home equity lines of credit and miscellaneous loan types of $374,000, $145,000, $559,000 and $88,000, respectively. Gross construction loans decreased $816,000 between linked quarters.

There was no provision for loan losses recorded during the quarter ended June 30, 2008 compared to no provision and a $193,000 provision during the quarters ended March 31, 2008 and June 30, 2007, respectively. Non-performing loans were $1.6 million or 0.15% of total loans at June 30, 2008. By comparison, non-performing loans were $1.4 million or 0.15% of total loans at March 31, 2008 and $1.5 million or 0.17% of total loans at June 30, 2007. Net charge-offs during the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007 were $38,000, $8,000 and $-0-, respectively, but as a percentage of average loans net charge-offs were zero percent during all three quarters. The allowance for loan losses as a percentage of total loans outstanding was 0.59% at June 30, 2008, 0.64% at March 31, 2008 and 0.70% at June 30, 2007, reflecting an allowance balance of $6.1 million, $6.1 million and $6.0 million, respectively.

Securities and Mortgage-backed Securities

Mortgage-backed securities, all of which are classified as available for sale, decreased $36.0 million to $726.0 million at June 30, 2008 compared to $762.0 million at March 31, 2008. The change resulted from principal repayments and maturities and a $9.6 million decrease in the fair value of the portfolio, partially offset by purchases of $21.4 million. Cash flows from principal and interest payments were generally used to fund loan originations and purchases compared to the linked quarter when mortgage-backed security purchases totaled $107.5 million and served as an alternative to loan originations, which had decreased due to slumping borrower demand. Excluding private label mortgage-backed securities in the AMF Ultra Short Mortgage Fund, the Bank’s mortgage-backed securities portfolio consists of Fannie Mae, Freddie Mac or Ginnie Mae issues only.

Non-mortgage-backed securities, all of which are classified as available for sale, decreased $1.2 million to $38.2 million at June 30, 2008 compared to $39.4 million at March 31, 2008. The decrease resulted primarily from the other-than-temporary impairment charge attributed to the AMF Ultra Short Mortgage Fund as well as principal repayments and a decrease in the fair value of the portfolio. There were no securities sold during the quarter compared to the sale of municipal bonds with an amortized cost of $4.3 million during the linked quarter.

Deposits

Deposits increased $28.4 million to $1.38 billion at June 30, 2008, from $1.35 billion at March 31, 2008. During the quarter ended June 30, 2008, certificates of deposit increased $22.4 million. Also increasing were interest-bearing demand deposits and savings deposits, which increased $4.2 million and $2.1 million, respectively, partially offset by a nominal decrease in non-interest-bearing deposits. Deposit pricing in the marketplace continued to be reasonably disciplined, which helped to increase deposits during the current and linked quarters, reversing the outflow of deposits recently experienced by the Bank. There is some upward pressure in the marketplace on certificates of deposit and interest-bearing demand deposit interest rates emanating from some financial institutions that are under pressure due to negative publicity associated with asset quality problems. Adding to the upward pressure on interest rates, many financial institutions are attempting to lock in depositors at current interest rates for longer terms as a hedge against future increases in the federal funds rate.

Federal Home Loan Bank Advances

Federal Home Loan Bank advances were unchanged from the linked quarter at $218.0 million as of June 30, 2008. Given adequate liquidity, there was no reason to borrow during the quarter but additional borrowings are an option available to management if funding needs change or to either lengthen liabilities or to implement a wholesale leverage strategy.

Stockholders’ Equity and Capital Management

During the quarter ended June 30, 2008, stockholders’ equity decreased $5.9 million to $471.4 million from $477.3 million at March 31, 2008. The decrease was primarily the result of a $5.9 million decrease in accumulated other comprehensive income due to mark-to-market adjustments to the available for sale securities and mortgage-backed securities portfolios and benefit plan related adjustments to equity per FASB Statement No. 158. Also contributing to the decrease was a $1.5 million increase in treasury stock due to the purchase of 139,300 shares of the Company’s common stock and a $912,000 cash dividend declared for payment to minority shareholders. Partially offsetting the decrease in stockholders’ equity was net income during the quarter of $825,000, the release of $404,000 of ESOP shares and $771,000 of restricted stock plan shares and an adjustment to equity of $477,000 for expensing stock options.

The Bank’s ratio of tangible equity to tangible assets was 17.8% at June 30, 2008. The Bank’s Tier 1 risk-based capital ratio was 37.9%, far in excess of the 6.00% level required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	June 30,	March 31,
	2008	2008
Selected Balance Sheet Data:
Assets	$2,083,039	$2,060,039
Cash and cash equivalents	131,723	149,814
Securities available for sale	38,183	39,384
Net loans receivable	1,021,686	947,220
Mortgage-backed securities available for sale	726,023	762,026
Goodwill	82,263	82,263
Deposits	1,379,032	1,350,674
Federal Home Loan Bank advances	218,000	218,000
Total stockholders' equity	471,371	477,285

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Summary of Operations:
Interest income	$24,789	$24,554	$24,032
Interest expense	12,596	12,943	13,065
Net interest income	12,193	11,611	10,967
Provision for loan losses	0	0	193
Net interest income after provision for loan losses	12,193	11,611	10,774
Non-interest income, excluding loss on securities	657	675	666
Loss on sale of securities	0	(5)	0
Loss on impairment of securities	(659)	0	0
Non-interest expense	10,409	10,070	11,257
Income before taxes	1,782	2,211	183
Provision for income taxes	957	(462)	(36)
Net income	$825	$2,673	$219

Per Share Data:
Net income per share - basic	$0.01	$0.04	$0.00
Net income per share - diluted	$0.01	$0.04	$0.00
Weighted average number of common shares
outstanding - basic	68,548	68,625	68,938
Weighted average number of common shares
outstanding - diluted	68,634	68,646	69,153

Per Share Data:
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	110.55%	34.34%	427.40%

(1) Represents dividends declared per common share.

(2) Represents dividends paid per minority share divided by net income.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	At the Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Per Share Data:
Closing price as reported by NASDAQ	$11.00	$10.95	$13.48
Book Value	$6.69	$6.76	$6.50
Tangible Book Value	$5.52	$5.59	$5.34

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Performance Ratios:
Return on average assets	0.16%	0.52%	0.04%
Return on average equity	0.69%	2.27%	0.19%
Net interest rate spread (1)	1.89%	1.77%	1.63%
Net interest margin (2)	2.54%	2.47%	2.39%
Average interest-earning assets to average
interest-bearing liabilities	124.79%	125.22%	126.64%
Efficiency ratio, net of loss on securities	81.00%	81.96%	96.77%
Non-interest expense to average assets	1.99%	1.97%	2.26%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.

(2) Net interest income divided by average interest-earning assets.

	At or for the Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.15%	0.15%	0.17%
Non-performing assets to total assets	0.08%	0.07%	0.08%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	0.59%	0.64%	0.70%
Allowance for loan losses to non-performing loans	388.05%	432.65%	406.25%

	At or for the Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Capital Ratios:
Average equity to average assets	22.83%	23.07%	23.67%
Equity to assets at period end	22.63%	23.17%	24.13%
Tangible equity to tangible assets at period end	19.51%	19.79%	21.10%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Average Balances:
Loans receivable	$982,388	$961,376	$831,115
Mortgage-backed securities available for sale	746,756	693,775	666,481
Securities available for sale	41,006	41,593	90,947
Other interest-earning assets	150,751	184,449	248,144
Total interest earning assets	1,920,901	1,881,193	1,836,687
Non-interest-earning assets	166,612	160,948	156,749
Total assets	$2,087,513	$2,042,141	$1,993,436

Interest-bearing deposits	$1,321,253	$1,274,991	$1,398,784
Federal Home Loan Bank advances	218,000	227,298	51,492
Total interest-bearing liabilities	1,539,253	1,502,289	1,450,276
Non-interest-bearing liabilities	71,758	68,796	71,273
Stockholders’ equity	476,502	471,056	471,887
Total liabilities and stockholders’ equity	$2,087,513	$2,042,141	$1,993,436

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.74%	5.79%	5.74%
Mortgage-backed securities available for sale	4.99%	5.00%	4.82%
Securities available for sale	3.71%	4.23%	4.28%
Other interest-earning assets	2.60%	3.35%	5.00%
Interest-earning assets	5.16%	5.22%	5.23%
Cost of average:
Interest-bearing deposits	3.16%	3.34%	3.53%
Federal Home Loan Bank advances	3.97%	4.04%	5.48%
Interest-bearing liabilities	3.27%	3.45%	3.60%
Net interest rate spread	1.89%	1.77%	1.63%
Net interest margin	2.54%	2.47%	2.39%
Average interest-earning assets to average
interest-bearing liabilities	124.79%	125.22%	126.64%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Summary of Operations:
Interest income	$97,367	$95,561
Interest expense	50,528	50,468
Net interest income	46,839	45,093
Provision for loan losses	94	571
Net interest income after provision for loan losses	46,745	44,522
Non-interest income, excluding gain (loss)
on securities	2,708	2,434
Gain on sale of securities	0	55
Loss on impairment of securities	(659)	0
Non-interest expense	40,939	44,856
Income before taxes	7,855	2,155
Provision for income taxes	1,951	221
Net income	$5,904	$1,934

Per Share Data:
Net income per share - basic	$0.09	$0.03
Net income per share - diluted	$0.09	$0.03
Weighted average number of common shares
outstanding - basic	68,675	69,242
Weighted average number of common shares
outstanding - diluted	68,789	69,581

Per Share Data:
Cash dividends per share (1)	$0.20	$0.20
Dividend payout ratio (2)	62.47%	192.61%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Performance Ratios:
Return on average assets	0.29%	0.10%
Return on average equity	1.26%	0.41%
Net interest rate spread (1)	1.81%	1.70%
Net interest margin (2)	2.54%	2.43%
Average interest-earning assets to average
interest-bearing liabilities	126.49%	126.82%
Efficiency ratio, net of gain (loss) on securities	82.63%	94.38%
Non-interest expense to average assets	2.04%	2.23%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.

(2) Net interest income divided by average interest-earning assets.

	At or for the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.15%	0.17%
Non-performing assets to total assets	0.08%	0.08%
Net charge-offs to average loans outstanding	0.00%	0.00%
Allowance for loan losses to total loans	0.59%	0.70%
Allowance for loan losses to non-performing loans	388.05%	406.25%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Capital Ratios:
Average equity to average assets	23.41%	23.56%
Equity to assets at period end	22.63%	24.13%
Tangible equity to tangible assets at period end	19.51%	21.10%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Average Balances:
Loans receivable	$951,019	$785,210
Mortgage-backed securities available for sale	699,942	673,904
Securities available for sale	53,391	151,335
Other interest-earning assets	141,792	243,867
Total interest earning assets	1,846,144	1,854,316
Non-interest-earning assets	158,737	152,926
Total assets	$2,004,881	$2,007,242

Interest-bearing deposits	$1,284,415	$1,405,590
FHLB advances	175,081	56,615
Total interest-bearing liabilities	1,459,496	1,462,205
Non-interest-bearing liabilities	75,976	72,094
Stockholders' equity	469,409	472,943
Total liabilities and stockholders' equity	2,004,881	$2,007,242

	For the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.80%	5.73%
Mortgage-backed securities available for sale	4.97%	4.78%
Securities available for sale	4.23%	4.10%
Other interest-earning assets	3.68%	4.99%
Interest-earning assets	5.27%	5.15%
Cost of average:
Interest-bearing deposits	3.37%	3.37%
FHLB advances	4.12%	5.51%
Interest-bearing liabilities	3.46%	3.45%
Net interest rate spread	1.81%	1.70%
Net interest margin	2.54%	2.43%
Average interest-earning assets to average
interest-bearing liabilities	126.49%	126.82%